Exhibit 99.1

Diamond Foods Reports First Quarter Fiscal Year 2014 Financial Results

SAN FRANCISCO, December 5, 2013 (GLOBE NEWSWIRE) — Diamond Foods, Inc. (NASDAQ: DMND) (“Diamond”) today reported financial results for its fiscal 2014 first quarter ended October 31, 2013.

First Quarter Fiscal 2014 Highlights

•	Net sales decreased 9.2% to $234.7 million

•	Snacks sales increased 1.2% to $112.6 million and Nuts sales decreased 17.1% to $122.1 million

•	Gross margin was 24.7% compared to 22.7%

•	Net loss was $42.2 million and non-GAAP net income was $5.0 million

•	Adjusted EBITDA decreased 6.1% to $29.1 million

(All comparisons above are to the first quarter fiscal year 2013. Non-GAAP financial measures are reconciled in the tables below)

“Our first quarter financial results were in line with our expectations and reflect the headwinds we anticipated from lower walnut supply and Emerald re-launch costs,” said Brian Driscoll, President and CEO. “We continue to focus on gross margin improvement strategies as well as investing in brand building and innovation as we seek to achieve long-term sustainable growth. Looking ahead, we expect to benefit from the improved foundation of our business, and remain confident that we are on track to achieve earnings improvement in fiscal 2014.”

First Quarter Fiscal 2014

Net sales decreased 9.2% to $234.7 million compared to $258.5 million in the prior year period and gross profit as a percent of net sales was 24.7% compared to 22.7% last year.

Net loss was $42.2 million, or a loss of $1.92 per share on a fully diluted basis. During the quarter, Diamond incurred $23.5 million in expenses for the mark to market adjustments related to shares issuable in connection with the settlement of the securities class action lawsuit, a $5.0 million expense associated with the Company’s estimated future impact from a potential resolution of the Securities and Exchange Commission investigation and a $17.0 million charge related to a change in the fair value of the Oaktree warrant liability. Excluding these charges, non-GAAP net income for the first quarter was $5.0 million and non-GAAP fully diluted earnings per share was $0.18. Adjusted EBITDA was $29.1 million compared to $31.0 million in the prior year period. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

As of October 31, 2013, net debt outstanding was $583.0 million, including the Oaktree debt at its carrying value. Cash and availability on Diamond’s bank revolving line of credit on October 31, 2013 was approximately $85.3 million.

Segment Review

The Company has two reportable segments: Snacks and Nuts. The Snacks segment includes products sold under the Kettle U.S., Kettle U.K. and Pop Secret brands. The Nuts segment includes products sold under the Diamond of California and Emerald brands.

Snacks Segment: Net sales during the first quarter increased 1.2% to $112.6 million compared to prior year period. Gross profit during the first quarter was $39.4 million, 35.0% of net sales, compared to $38.3 million, 34.4% of net sales, in the prior year period.

Nuts Segment: Net sales during the first quarter decreased 17.1% to $122.1 million compared to the prior year period. Gross profit during the first quarter was $18.5 million, 15.2% of net sales, compared to $20.3 million, 13.8% of net sales, in the prior year period.

Outlook

The Company expects year-over-year improvement in fiscal 2014 Adjusted EBITDA as it continues to benefit from the execution of its multi-year turnaround strategy.

Conference Call

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial (888) 401-4669 and international listeners may dial (719) 457-1035.

In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at http://www.diamondfoods.com and will be archived online through December 19, 2013. A telephonic playback will be available from 7:30 p.m. ET, December 5, 2013, through December 19, 2013. North America listeners may dial (877) 870-5176 and international listeners may dial (858) 384-5517; the passcode is 6123819.

About Diamond Foods

Diamond Foods is an innovative packaged food company focused on building and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information, visit the Company’s corporate web site: http://www.diamondfoods.com.

Note Regarding Forward-looking Statements

This press release includes forward-looking statements, including statements about commodity headwinds, gross margin improvement strategies, investment in brand building and innovation, prospects for long-term and sustainable growth, improvements in the foundation of the business and projections as to earnings improvement in fiscal 2014. These forward-looking statements are based on our assumptions, expectations and projections about future events only as of the date of this press release, and we make such forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Many of our forward-looking statements include discussions of trends and anticipated developments under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports that we file with the SEC. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “may” and other similar expressions to identify forward-looking statements that discuss our future expectations, contain projections of our results of operations or financial condition or state other “forward-looking” information. You also should carefully consider other cautionary statements elsewhere in this press release and in other documents we file from time to time with the SEC. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Actual results may differ materially from what we currently expect because of many risks and uncertainties, such as: unexpected difficulties in implementing our business strategies; changes in consumer preferences for snack and nut products; risks relating to our leverage, including the cost of our debt and its effect on our ability to respond to changes in our business, markets and industry; potential difficulties raising additional capital, and the possibly dilutive impact of such capital; risks relating to litigation and regulatory proceedings; including uncertainty about the magnitude of our potential liability associated with the SEC investigation; uncertainties relating to relations with growers; availability and cost of walnuts and other raw materials; increasing competition and possible loss of key customers; and general economic and capital markets conditions.

Financial Summary

Summarized Statement of Operations:

	Three Months Ended October 31,
	2013	2012
Net sales	$234,668	$258,462
Cost of sales	176,735	199,916

Gross profit	57,933	58,546
Operating expenses:
Selling, general and administrative	56,556	38,181
Advertising	10,658	9,045
(Gain) loss on warrant liability	16,976	7,516

Total operating expenses	84,190	54,742

Income (loss) from operations	(26,257)	3,804
Interest expense, net	14,848	13,912

Loss before income taxes	(41,105)	(10,108)
Income taxes (benefit)	1,048	621

Net income (loss)	$(42,153)	$(10,729)

Loss per share:
Basic	$(1.92)	$(0.49)
Diluted	$(1.92)	$(0.49)
Shares used to compute earnings (loss) per share:
Basic	21,954	21,753
Diluted	21,954	21,753

Segment Information:

	Three Months Ended October 31,		% Change from
	2013	2012	2012 to 2013
Net sales
Snacks	$112,589	$111,243	1%
Nuts	122,079	147,219	-17%

Total	$234,668	$258,462	-9%

Gross profit
Snacks	$39,424	$38,287	3%
Nuts	18,509	20,259	-9%

Total	$57,933	$58,546	-1%

Summarized Balance Sheet Data:

	Three Months Ended October 31,
	2013	2012
ASSETS
Total current assets	362,178	376,011
Restricted cash	—	6,389
Property, plant and equipment, net	128,490	143,752
Deferred income taxes	—	147
Goodwill	405,809	407,196
Other intangible assets, net	392,181	438,458
Other long-term assets	18,560	23,780

Total assets	$1,307,218	$1,395,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	451,563	307,473
Long-term obligations	587,265	607,642
Deferred income taxes	106,005	128,267
Other liabilities	22,374	30,208
Total stockholders’ equity	140,011	322,143

Total liabilities and stockholders’ equity	$1,307,218	$1,395,733

Non-GAAP Financial Information

Reconciliation of Income (Loss) Before Income Taxes to Non-GAAP EPS:

	Three Months Ended October 31,
	2013	2012
GAAP income (loss) before income taxes	$(41,105)	$(10,108)
(Gain) Loss on warrant liability	16,976	7,516
Reduction of liability due to lease assignment	—	(1,319)
Retention stock-based compensation	—	357
(Gain) Loss on adjustment of fair value of shares issuable in securities settlement	23,496	—
Estimated potential liability associated with the SEC investigation	5,000	—
Shareholder derivative suit gain	(1,600)	—
Legal Expenses	1,686	1,980
Adjustments to SG&A	—	9,804 (1)

Non-GAAP income before income taxes	4,453	8,230

GAAP income taxes (benefit)	1,048	621
Tax effect of Non-GAAP adjustments	(1,634)	2,391

Non-GAAP income taxes (benefit)	(586)	3,012

Non-GAAP net income (loss)	5,039	5,218

Non-GAAP EPS-diluted
Shares used in computing Non-GAAP	28,460 (2)	22,091
EPS-diluted	$0.18	$0.24

(1)	Related primarily to audit committee investigation, restatement- related expenses, consulting fees, retention, and severance.
(2)	Shares used in computing non-GAAP EPS include the 4,450,000 shares that will be issued to settle the securities class action lawsuit.

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended October 31,
	2013	2012
Net income (loss)	$(42,153)	$(10,729)

Income taxes (benefit)	1,048	621

Income (loss) before income taxes	(41,105)	(10,108)

Interest expense, net	14,848	13,912

Income (loss) from operations	(26,257)	3,804

Reduction of liability due to lease assignment	—	(1,319)
(Gain) Loss on warrant liability	16,976	7,516
(Gain) Loss on adjustment of fair value of shares issuable in securities settlement	23,496	—
Estimated potential liability associated with the SEC investigation	5,000	—
Shareholder derivative suit gain	(1,600)	—
Legal Expenses	1,686	1,980
Adjustments to SG&A expenses	—	9,804 (1)
Stock-based compensation expense	1,477	1,250
Depreciation and amortization	8,335	7,967

Adjusted EBITDA	$29,113	$31,002

(1)	Related primarily to audit committee investigation, restatement- related expenses, consulting fees, retention, and severance.

About Diamond’s Non-GAAP Financial Measures

This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.

Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods.

Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before interest expense, income taxes, stock-based compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned expenses related to the proposed settlement of the private securities class action case, potential resolution of the SEC investigation, Oaktree warrant liability gains/losses, SG&A expenses primarily related to audit committee investigation, and restatement and related expenses. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.

Diamond’s management uses non-GAAP financial measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and other amounts required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view Diamond’s business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.

Contact

Investors:	Media:

ICR	ICR
Katie Turner	Anton Nicholas/Jessica Liddell
415-230-7952	415-445-7431